Exhibit 99.1
Commercial Metals Company Reports $0.54 EPS for First Quarter
     Irving, TX — December 17, 2008 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $62.0 million or $0.54 per diluted share on net sales of $2.4 billion for the quarter ended November 30, 2008. This compares with net earnings of $69.2 million or $0.57 per diluted share on net sales of $2.1 billion last year. The period’s results included pre-tax LIFO income of a quarterly record $114 million or after tax $0.65 per diluted share. This compares with pre-tax LIFO income of $4.3 million or after tax $0.02 per diluted share in last year’s first quarter. At quarter end, the LIFO reserve totaled $449 million. LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first which, in periods of falling prices, results in an income effect that eliminates deflationary costs from net income. Changes in LIFO are not write-ups or market adjustments. They are changes in cost components based on an assumption of inventory flows.
     Management had projected an earnings range of $0.35 to $0.45 per diluted share assuming $50 million pre-tax LIFO income (after tax $0.28 per diluted share) for the quarter. Actual earnings per diluted share were $0.54 with a LIFO income of $0.65 per diluted share. Operationally, without considering the LIFO effect, the Company underperformed its projection by a range of $0.18 to $0.28 per diluted share. The LIFO income arose from steep declines in the cost of ferrous scrap during the quarter and a concerted effort to lower inventories.
     Selling, general and administrative expenses in the first quarter included $12.7 million of costs associated with the investment in the global deployment of SAP software compared to $10.3 million in last year’s first quarter; project to date we have expensed $101.4 million. Other SAP costs of $93.7 million have been capitalized since inception of the project, of which $12.2 million was capitalized in the current quarter.
General Conditions
     Murray R. McClean, Chairman, President and CEO, said, “The global liquidity crisis has frozen metal markets causing a downward spiral of confidence. The quarter witnessed the complete collapse of ferrous scrap pricing with a benchmark shredded scrap price falling $421 a ton during the period, including uncharacteristic mid-month reductions during October/November. Management had anticipated the downward direction of ferrous scrap pricing, but not the accelerated fall. Decreasing prices coupled with concerted efforts to lower inventory quantities resulted in the reversal of previous LIFO charges, but to a greater degree than estimated.
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(CMC First Quarter Fiscal 2009 — Page 2)
LIFO mitigated some, but not all, of the losses on inventory as prices plummeted. Our Americas Recycling segment incurred significant losses as it lowered its inventories. The Americas Mills segment recorded all-time record quarterly earnings on the strength of LIFO income. The lower pricing environment was a benefit to the Americas Fabrication and Distribution segment as lower cost material enabled margin expansion. Falling prices, as well as continual investment in Croatia, led to losses in the International Mills operations. International Fabrication and Distribution continued to be profitable, but at lower levels.”
Americas Recycling
     According to McClean, “Adjusted operating loss of $28.0 million was an abrupt reversal to a series of all-time record profits. Pre-tax LIFO income of $24.7 million absorbed much of the brunt; the prior year’s adjusted operating profit was $16.9 million with $1.8 million in pre-tax LIFO expense. Ferrous scrap prices fell continuously throughout the quarter with the average ferrous scrap sales price for the first quarter being $213 per short ton, a decline of only 9% from last year’s first quarter, but a decline of 53% from the fourth quarter last year. With the financial crisis eroding the economy, consumers all but withdrew from the market. With demand waning, our plants directed material to our own mills and curtailed their own purchasing. Shipments of ferrous scrap plummeted to 498 thousand tons, a drop of 29% from last year’s first quarter. Nonferrous pricing declined 22% from the first quarter of last year, dropping throughout the quarter to the point where average pricing in November was 51% lower than August. Nonferrous shipments fell 22% compared to last year’s first quarter. Contract nonperformance was a continuing challenge. We exported 32% of our nonferrous scrap tonnage during the quarter.”
Americas Mills
     McClean said, “On the strength of $75.3 million of pre-tax LIFO income ($3.9 million income in the first quarter of last year) generated predominantly by the severe drop in metal prices, our Americas Mills segment’s adjusted operating profit of $118.7 million was an all-time quarterly record. The LIFO reversal lessened the impact of the freefall of ferrous scrap pricing as higher priced material made its way through production costs to finished goods.
     “It was a quarter of declining trends. Our steel mills ran at 69% of capacity for the quarter, a rate achieved by a strong September offset by weakening demand the rest of the quarter. Sales revenues were comparable to last year’s first quarter, a product of a higher average selling price against declining volume. Our steel mills’ adjusted operating profit of $101.3 million was up 54% compared to the prior year first quarter on the strength of $66.5 million pre-tax LIFO income compared to $2.9 million pre-tax LIFO income in the prior year. A bright spot in the quarter was the metal margin; at $460 per ton it was 36% above the prior year’s first quarter as the backlog from the summer’s record pricing was shipped. The price of ferrous scrap consumed during the quarter rose 37% compared to last year’s first quarter. More telling of current trends, the average cost of scrap purchased during the quarter fell 36% versus the average of the fourth quarter of last year. Our average selling price was up $211 per ton to $796 per ton while the average selling price for finished goods was up $207 per ton to $822 per ton. Sales volumes declined 27% to 432 thousand tons. Rebar shipments were down 17% and merchant tonnage declined 36% as service centers continue to destock. The price premium of merchant bar over reinforcing bar averaged $187 per ton. On a quarter-to-quarter basis, tonnage
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(CMC First Quarter Fiscal 2009 — Page 3)
melted for the first quarter was down 30% to 398 thousand tons while tonnage rolled declined 25% to 366 thousand tons as we adjusted production to meet falling demand. Lower production rates resulted in overall decreases in electrode, alloys, and energy costs though the cost per ton rose.”
     McClean added, “Our copper tube mill reported an adjusted operating profit of $17.4 million, substantially above the prior year first quarter of $3.3 million. The mill recorded pre-tax LIFO income of $8.7 million during the quarter compared to $1 million last year. Copper pricing is off 64% from its May 2008 high; residential construction was dismal and commercial construction weakened. The mill hedged its inventory position throughout the period of declining prices and was protected against the bulk of the exposures. Pounds shipped fell 8% to 10.8 million pounds. The average copper selling price declined 52 cents to $3.77 per pound; however, metal spreads increased 40 cents per pound. The cost of copper scrap decreased 34 cents to $2.94 per pound. Copper tube production decreased 14% to 10 million pounds compared to last year’s first quarter.”
Americas Fabrication & Distribution
     McClean added, “The segment finally escaped the eroding effects of constantly higher prices and LIFO charges. The deflation in material costs resulted in margin expansion, a reversal of the negative LIFO hits of previous quarters, and lower reserves for anticipated job losses. Adjusted operating income was $66.6 million compared to $30.4 million in the previous year’s first quarter. Pre-tax LIFO income was $7.4 million compared to pre-tax LIFO expense of $4.3 million last year. Of note, the $7.4 million LIFO income was the net of $34.6 million of income for the fabrication units against a $27.2 million pre-tax LIFO expense for the distribution operations as in-transit material significantly increased inventory levels. The composite average fab selling price (excluding stock and buyouts) increased 25% to $1,274 a ton. Rebar fab had a solid quarter as sales and volumes were positively impacted by the recent acquisitions of CMC Coating and CMC Regional Steel; profitability varied by geography — stronger in the Southwest, less so on the coasts. Construction services, structural fab, post, and joist and deck were all profitable though joist and deck continues an unfavorable comparison to the prior year. Absent the large LIFO charge, our domestic steel import and distribution operation had a strong quarter led by pipe and SBQ demand from the energy sector.”
International Mills
     McClean said, “Rapidly declining prices in Poland, continued high production costs in Croatia and a strengthening U.S. dollar resulted in an adjusted operating loss of $16.7 million for this segment compared to a small loss in the first quarter last year. CMC Poland suffered an adjusted operating loss of $8.1 million as pricing fell throughout the quarter requiring market valuation adjustments for inventory held at quarter end. The mill acted aggressively to lower its inventories; shipments totaled 295 thousand tons (35 thousand tons of billets) compared to 268 thousand tons (33 thousand tons of billets) last year. Sales were aided by customer avoidance of imports in declining markets with their longer lead times and anticipation of possible price increases in January. For the first quarter, tons melted were 290 thousand equal to last year and tons rolled were 237 thousand, again comparable to last year. Average selling prices increased 15% to PLN 1,714 per ton (including 12% billets) from PLN 1,489 per ton (including 12% billets) in last year’s first quarter. Of significance, the average selling price in the first quarter dropped some 18% from the fourth quarter.
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(CMC First Quarter Fiscal 2009 — Page 4)
The cost of scrap entering production increased 9%, and the average metal margin increased PLN 144 to PLN 767 compared to the previous year’s first quarter. The Polish zloty fell 28% against the U.S. dollar during the quarter.
     “The turnaround at CMCS (Croatia) is contingent upon the successful completion of our capital expenditure programs for a replacement furnace and improvements to the continuous caster. We are scaling back the other production lines for welded and drawn tube to match reduced demand. We rolled and sold 18 thousand tons for the quarter. Our adjusted operating loss was $8.6 million.”
International Fabrication & Distribution
     “Though continuing profitable, the International Fabrication and Distribution segment saw adjusted operating profit fall 44% to $14.9 million,” according to McClean. “The global financial crisis is precipitating dramatic reductions in order intake and noncompliance with contracts. Customers are not willing to be exposed to the lead times for imported material in a volatile pricing environment. Management is taking an aggressive stance against customers who fail to honor contractual commitments. Our European operations were particularly affected and took significant reserves for possible losses. On a positive note, our Australian import and service center operations had near record profitability and increased market share; the weak Australian dollar was a plus. Our raw materials distribution unit enjoyed a strong quarter. Our fab shops in Poland and Germany combined incurred a loss as higher priced older material was used on newer, lower priced jobs. Our Asian recycling operation incurred a loss as ferrous scrap prices plunged and inventory write downs were necessary.”
Financial Condition
     McClean said, “Our financial position remains strong and will get stronger. The anticipated conversion of working capital into cash has begun, though not as rapid as initially anticipated. In the first quarter inventory reductions were slowed by the dramatic decline in order flow; working capital was also affected by the usual payment of year end obligations in this quarter. We had a current ratio of 2.1, contractual capacity of $373 million under our revolver, and $120 million unused capacity under our accounts receivable securitization program at November 30, 2008. Our coverage ratios remain strong, both on domestic borrowings as well as the separate borrowings of CMCZ. We have a $100 million debt repayment obligation due in February 2009 and, subsequent to that, no significant principal repayments due for the next three years.”
Outlook
     McClean continued, “We remain sober about near-term prospects. Global liquidity remains a real concern, confidence among suppliers, customers, and investors is low, and there is uncertainty about the efficiency and effectiveness of stimulus programs announced worldwide. We will be against the tide for at least the next six months. Long-term the historic pattern of use for steel and related products in emerging economies as well as global infrastructure will drive strong demand.
     “As I noted last quarter, these conditions are a call to execution. We must execute our working capital plans to exit this downturn stronger than when we entered. We are reducing costs and will accelerate our cost reduction programs. There will be opportunities for us as we remain vigilant to our financial strength. We remain committed to our
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(CMC First Quarter Fiscal 2009 — Page 5)
four major capital expenditure projects for the year — the micro mill in Arizona, the new flexible rolling mill in Poland, our melt shop and caster upgrade in Croatia, and the rollout of SAP, but always with contingency plans.”
     In closing, McClean added, “Our second quarter is historically our weakest encompassing the winter, but now exacerbated by world wide recession. Customers will be destocking in December to manage year end balance sheets and awaiting more definitive signs that pricing is at the bottom. Backlogs are not refilling at the same rate as shipments. Market and inventory downward adjustments are likely to continue. We estimate that our Americas steel mills will likely operate at 55% to 65% of capacity. Some bright spots — highway work, particularly in Texas, remains strong and there is optimism regarding the announced infrastructure stimulus. We anticipate second quarter LIFO diluted earnings per share to be near breakeven.”
     CMC invites you to listen to a live broadcast of its first quarter 2009 conference call on Wednesday, December 17, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO, and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the web cast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     The Outlook section of this news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings, economic conditions, credit availability, product pricing and demand, production rates, inventory levels, and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include the success or failure of government efforts to stimulate the economy including restoring credit availability and confidence in a recovery, construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, the ability to integrate acquisitions into operations; global factors including political and military uncertainties, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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(CMC First Quarter Fiscal 2009 — Page 6)

	Three months ended
(Short Tons in Thousands)	11/30/08	11/30/07
Domestic Steel Mill Rebar Shipments	236	285
Domestic Steel Mill Structural and Other Shipments	196	309
CMCZ Shipments	295	268

Total Mill Tons Shipped	727	862

Average FOB Mill Domestic Selling Price (Total Sales)	$796	$585
Average Cost Domestic Mill Ferrous Scrap Utilized	$336	$246
Domestic Mill Metal Margin	$460	$339
Average Domestic Ferrous Scrap Purchase Price	$263	$231
Average FOB Mill CMCZ Selling Price (Total Sales)	$683	$570
Average Cost CMCZ Ferrous Scrap Utilized	$357	$332
CMCZ Mill Metal Margin	$326	$238
Average CMCZ Ferrous Scrap Purchase Price	$269	$288

Fab Plant Rebar Shipments	289	262
Fab Plant Structural, Post, Joist and Deck Shipments	138	166

Total Fabrication Tons Shipped	427	428

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$1,274	$1,015

Domestic Scrap Metal Tons Processed and Shipped	563	787
BUSINESS SEGMENTS
(in thousands)

	Three months ended
	11/30/08	11/30/07
Net Sales:
Americas Recycling	$260,450	$425,365
Americas Mills	387,484	402,810
Americas Fabrication & Distribution	916,737	646,863
International Mills	224,071	168,178
International Fabrication and Distribution	930,593	757,392
Corporate, Discontinued Operations and Eliminations	(346,505)	(284,604)

Total Net Sales	$2,372,830	$2,116,004

Adjusted Operating Profit (Loss):
Americas Recycling	$(27,953)	$16,877
Americas Mills	118,700	69,213
Americas Fabrication & Distribution	66,628	30,436
International Mills	(16,735)	(577)
International Fabrication and Distribution	14,885	26,559
Corporate and Eliminations	(30,955)	(22,711)
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(CMC First Quarter Fiscal 2009 — Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)

	Three months ended
(in thousands except share data)	11/30/08	11/30/07

Net sales	$2,372,830	$2,116,004

Costs and expenses:
Cost of goods sold	2,106,146	1,855,380
Selling, general and administrative expenses	153,510	149,999
Interest expense	26,083	12,425

	2,285,739	2,017,804
Earnings from continuing operations before income taxes and minority interests	87,091	98,200
Income taxes	30,766	33,357

Earnings from continuing operations before minority interests	56,325	64,843
Minority interests (benefit)	46	(128)

Net earnings from continuing operations	56,279	64,971

Earnings from discontinued operations before taxes	9,113	6,450
Income taxes	3,386	2,257

Net earnings from discontinued operations	5,727	4,193

Net earnings	$62,006	$69,164

Basic earnings per share
Earnings from continuing operations	$0.50	$0.55
Earnings from discontinued operations	0.05	0.04

Net earnings	0.55	0.59

Diluted earnings per share
Earnings from continuing operations	$0.49	$0.54
Earnings from discontinued operations	0.05	0.03

Net earnings	0.54	0.57

Cash dividends per share	$0.12	$0.09
Average basic shares outstanding	113,004,524	117,568,366
Average diluted shares outstanding	114,473,163	120,372,272
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(CMC First Quarter Fiscal 2009 — Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)

	November 30,	August 31,
(in thousands)	2008	2008

Assets:
Current assets:
Cash and cash equivalents	$91,479	$219,026
Accounts receivable, net	1,111,946	1,369,453
Inventories	1,226,416	1,400,332
Other	249,061	228,632

Total current assets	2,678,902	3,217,443

Net property, plant and equipment	1,139,725	1,154,322

Goodwill	73,068	84,837

Other assets	271,156	289,769

	$4,162,851	$4,746,371

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable — trade	$541,738	$838,777
Accounts payable — documentary letters of credit	189,558	192,492
Accrued expenses and other payables	409,626	563,424
Income taxes payable and deferred income taxes	—	156
Notes payable	25,853	31,305
Current maturities of long-term debt	109,546	106,327

Total current liabilities	1,276,321	1,732,481

Deferred income taxes	66,019	50,160
Other long-term liabilities	100,940	124,171
Long-term debt	1,169,393	1,197,533

Minority interests	2,967	3,643

Stockholders’ equity	1,547,211	1,638,383

	$4,162,851	$4,746,371

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(CMC First Quarter Fiscal 2009 — Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
(in thousands)	11/30/08	11/30/07

Cash Flows From (Used By) Operating Activities:
Net earnings	$62,006	$69,164
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	41,308	31,522
Minority interests	46	(128)
Provision for losses on receivables	8,784	605
Share-based compensation	4,109	4,206
Net gain on sale of assets and other	(214)	(189)
Changes in Operating Assets and Liabilities, Net of Acquisitions:
(Increase) decrease in accounts receivable	172,402	(29,337)
Decrease in accounts receivable sold	4,397	38,715
(Increase) decrease in inventories	80,621	(31,923)
Decrease in other assets	(2,081)	(1,324)
Decrease in accounts payable, accrued expenses, other payables and income taxes	(356,366)	(111,415)
Increase (decrease) in deferred income taxes	9,087	(25,368)
Increase (decrease) in other long-term liabilities	(20,107)	13,003

Net Cash Flows From (Used By) Operating Activities	3,992	(42,469)

Cash Flows From (Used By) Investing Activities:
Capital expenditures	(86,654)	(69,189)
Proceeds from the sale of property, plant and equipment and other	798	299
Acquisitions of other businesses, net of cash acquired	(906)	(18,757)

Net Cash Used by Investing Activities	(86,762)	(87,647)

Cash Flows From (Used By) Financing Activities:
Decrease in documentary letters of credit	(2,934)	(7,060)
Short-term borrowings, net change	(4,021)	34,359
Payments on long-term debt	(292)	(1,473)
Stock issued under incentive and purchase plans	65	337
Treasury stock acquired	(18,514)	(51,191)
Dividends paid	(13,653)	(10,671)
Tax benefits from stock plans	518	881

Net Cash Used By Financing Activities	(38,831)	(34,818)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5,946)	1,465

Decrease in Cash and Cash Equivalents	(127,547)	(163,469)
Cash and Cash Equivalents at Beginning of Year	219,026	419,275

Cash and Cash Equivalents at End of Period	$91,479	$255,806

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(CMC First Quarter Fiscal 2009 — Page 10)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.
For the quarter ended November 30, 2008:

Net earnings	$62,006
Interest expense	26,448
Income taxes	34,152
Depreciation and amortization	41,308

EBITDA	$163,914

EBITDA to interest coverage for the quarter ended November 30, 2008:
     $163,914 / 26,448 = 6.20
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at November 30, 2008 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,547,211
Long-term debt	1,169,393
Deferred income taxes	66,019

Total capitalization	$2,782,623

Other Financial Information
Long-term debt to cap ratio as of November 30, 2008:
Debt divided by capitalization
     $1,169,393 / 2,782,623 = 42.0%
Total debt to cap plus short-term debt ratio as of November 30, 2008:
     $1,304,792 / (2,782,623 + 109,546 + 25,853) = 44.7%
Current ratio as of November 30, 2008:
Current assets divided by current liabilities
     $2,678,902/ 1,276,321 = 2.1
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2009-05